Exhibit 10.27

CABOT OIL & GAS CORPORATION

PERFORMANCE AWARD AGREEMENT

This Performance Award Agreement (the “Agreement”), made and entered into by and between Cabot Oil & Gas Corporation (the “Company”) with its principal office at 1200 Enclave Parkway, Houston, Texas 77077 and                              (the “Employee”), is dated as of the 16th day of February, 2004.

As an additional incentive and inducement to the Employee to remain in the employment of the Company, and to devote his or her best efforts to the business and affairs of the Company, the Company hereby awards to the Employee a Performance Award of          performance shares (the “Performance Shares”) upon the terms and conditions hereinafter set forth.

This Agreement is expressly subject to the terms and provisions of the Company’s Second Amended and Restated 1994 Long-Term Incentive Plan (the “Plan”). In the event there is a conflict between the terms of the Plan and this Agreement, the terms of the Plan shall control. All undefined capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the Plan.

1. The performance period for the Performance Shares subject to this Agreement shall be the period beginning January 1, 2004 and ending December 31, 2006 (the “Performance Period”).

2. Each Performance Share represents the right to receive, after the end of the Performance Period and based on the Company’s performance, the aggregate of from 0 to 100% of the Fair Market Value of a share of Common Stock payable in Common Stock plus from 0 to 100% of the Fair Market Value of a share of Common Stock in cash. The number of shares of Common Stock and cash to be issued or paid shall be determined based on the relevant criteria and Common Stock Fair Market Value as of the end of the Performance Period. Each Performance Share shall be payable first in Common Stock of the Company and to the extent that the percentage of a Performance Share earned at the end of the Performance Period exceeds 100%, such Performance Share percentage shall be paid in cash. Cash will also be paid in lieu of the issuance of fractional shares of Common Stock. The determination of the amount to be distributed with respect to a Performance Share at the end of the Performance Period shall be based upon the Company’s achievement of performance criteria established by the Committee for the Performance Period as set forth below (the “Performance Criteria”).

The Performance Criteria that determines the number of shares of Common Stock (and cash) of the Company issued per Performance Share is the relative Total Shareholder Return (as defined below) on the Company’s Common Stock as compared to the Total Shareholder Return on the common equity of each company in the Comparator Group (as defined below). “Total Shareholder Return” shall be expressed as a percentage equal to common stock price appreciation as averaged from the first and last month of the Performance Period plus dividends (on a cumulative reinvested basis). The “Comparator Group” is the group of companies set forth on Exhibit A hereto and which will be used for comparison purposes in determining if the Performance Criteria have been met. If any member of the Comparator Group ceases to have publicly traded common stock, the Committee shall select a replacement company which shall be included in the Comparator Group as of January 1, 2004 instead of the replaced member.

After the end of the Performance Period, the shares of Common Stock and cash earned with respect to each Performance Share for such period shall be determined based on the relative ranking of the Company versus the Comparator Group for Total Shareholder Return during the Performance Period using the following scale:

Company Relative Placement	Performance Share Percentage	Value Consideration
1-2 (highest)	200%	100% Stock / 100% Cash
3-4	167%	100% Stock / 67% Cash
5-6	133%	100% Stock / 33% Cash
7-8	100%	Stock
9-10	75%	Stock
11-12	50%	Stock
13-14	25%	Stock
15-17 (lowest)	0

3. As soon as practicable following the completion of the Performance Period, the Committee shall determine, in writing, the extent to which the Performance Criteria have been met and the amount to be distributed with respect to a Performance Share as provided in Section 2 hereof and the Company shall issue or pay to the Employee the appropriate number of shares of Common Stock and cash. The Committee has sole and absolute authority and discretion to determine the amount to be distributed with respect to Performance Shares. The determination of the Committee shall be binding and conclusive on the Employee. Notwithstanding anything in this Agreement to the contrary, the Employee shall not be entitled to any Common Stock or cash with respect to the Performance Shares unless and until the Committee determines and certifies the extent to which the Performance Criteria have been met.

4. Except as provided in Section 5, if the Employee’s employment is terminated for any reason, including death or permanent disability prior to the completion of the Performance Period, the Performance Shares shall be immediately forfeited unless otherwise determined by the Committee.

5. Upon either of a Change in Control (as defined below) or the Company’s ceasing to have publicly traded Common Stock as a result of a business combination or other extraordinary transaction, in each case prior to the completion of the Performance Period, the Performance Period shall be deemed complete and the Employee shall have earned the Performance Shares as calculated in Paragraph 2 above based on Company Relative Placement as of the last day of the month prior to the month in which the applicable of the Change in Control or the Company’s ceasing to have publicly traded common stock occurred, without any proration by reason of the shortened performance period. Total Shareholder Return at termination of the Performance Period shall be the greater of (i) the result determined under Section 2 above or (ii) the result determined under Section 2 above substituting for the Company average stock price for the last month of the Performance Period the value of consideration per share of such Common Stock received by a shareholder of the Company in connection with the Change in Control or business combination or other extraordinary transaction. The shares of Common Stock and cash earned (if any) shall be issued to the Employee as provided in Section 3 as soon as practicable, except that if the Company ceases to have publicly traded Common Stock, then instead of any share of Common Stock that would otherwise be issued there shall instead be paid an amount of cash equal to the value of the consideration received by the shareholder of the Company in respect of a share of Common Stock in connection with the Change in Control or business combination or other extraordinary transaction.

“Change in Control” shall mean:

(I)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (I), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (iv) any acquisition by any entity pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (III) of this definition; or

(II)	Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(III)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common equity of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation, or the similar managing body of a non-corporate entity, resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(IV)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, other than a liquidation or dissolution in connection with a transaction to which subsection (III) applies.

6. This Agreement is not an employment agreement. Nothing contained herein shall be construed as creating any employment relationship other than one at will.

7. This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Employee and the successors and assigns of the Company and is governed by the laws of the State of Delaware. In no event shall Performance Shares granted hereunder be voluntarily or involuntarily sold, pledged, assigned or transferred by the Employee other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

8. Employee agrees that as a condition to the award of the Performance Shares hereby, that Employee shall pay to the Company at the time or times requested by the Company, an amount of cash or shares of Common Stock equal to the amount the Company is required by any governmental authority to withhold for tax purposes with respect to any payment of earned

Performance Shares, unless the Employee makes other prior arrangements for such withholding as may be approved by the Company.

9. The Employee shall have no rights of a shareholder with respect to the shares of Common Stock potentially deliverable pursuant to this Agreement unless and until such time as the ownership of such shares of Common Stock has been transferred to the Employee.

10. This Agreement shall supersede and control over any other agreement between the Company and the Employee, whether entered previously or entered subsequent to the date hereof, related to Performance Shares awarded hereunder.

IN WITNESS WHEREOF, the parties hereto cause this Agreement to be executed as of the date hereof.

CABOT OIL & GAS CORPORATION

By:
Title:

Employee

EXHIBIT A

COMPARATOR GROUP

CHESAPEAKE ENERGY CORPORATION

EOG RESOURCES, INC.

FOREST OIL CORPORATION

MAGNUM HUNTER RESOURCES

NEWFIELD EXPLORATION COMPANY

NOBLE ENERGY CORPORATION

PATINA OIL & GAS CORPORATION

PIONEER NATURAL RESOURCES COMPANY

POGO PRODUCING COMPANY

SOUTHWESTERN ENERGY COMPANY

SPINNAKER EXPLORATION COMPANY

ST. MARY LAND AND EXPLORATION COMPANY

TOM BROWN, INC.

VINTAGE PETROLEUM, INC.

WESTPORT RESOURCES CORPORATION

XTO ENERGY, INC.